SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 8)

NATIONAL PENN BANCSHARES, INC.

(Name of Issuer)

Common Stock (without par value)

(Title of Class of Securities)

63713810

(CUSIP Number)

ROBERT B. KNAUSS, ESQ.

MANAGING DIRECTOR  AND GENERAL COUNSEL

WARBURG PINCUS LLC

450 LEXINGTON AVENUE

NEW YORK, NY 10017

(212) 878-0600

(Name, Address and Telephone Number of Person
Authorized to Receive Notices of Communication)

Copy to:

MATTHEW M. GUEST, ESQ.

WACHTELL, LIPTON, ROSEN & KATZ

51 WEST 52ND STREET

NEW YORK, NY 10019

(212) 403-1000

March 20, 2015

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	Name of Reporting Persons Warburg Pincus Private Equity X, L.P. S.S. or I.R.S. Identification Nos. of Above Persons 26-0849130

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds N/A

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0†

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0†

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0†

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0% (see Item 5)

14	Type of Reporting Person PN

†   The information set forth in Items 4, 5 and 6 is incorporated herein by reference.

1	Name of Reporting Persons Warburg Pincus X Partners, L.P. S.S. or I.R.S. Identification Nos. of Above Persons 26-0869910

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds N/A

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0†

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0†

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0†

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0% (see Item 5)

14	Type of Reporting Person PN

†   The information set forth in Items 4, 5 and 6 is incorporated herein by reference.

1	Name of Reporting Persons Warburg Pincus X, L.P. S.S. or I.R.S. Identification Nos. of Above Persons 26-0403670

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds N/A

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0†

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0†

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0†

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0% (see Item 5)

14	Type of Reporting Person PN

†   The information set forth in Items 4, 5 and 6 is incorporated herein by reference.

1	Name of Reporting Persons Warburg Pincus X GP L.P. S.S. or I.R.S. Identification Nos. of Above Persons 26-0403605

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds N/A

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0†

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0†

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0†

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0% (see Item 5)

14	Type of Reporting Person PN

†         The information set forth in Items 4, 5 and 6 is incorporated herein by reference.

1	Name of Reporting Persons WPP GP LLC S.S. or I.R.S. Identification Nos. of Above Persons 47-2029791

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds N/A

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0†

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0†

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0†

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0% (see Item 5)

14	Type of Reporting Person OO

†         The information set forth in Items 4, 5 and 6 is incorporated herein by reference.

1	Name of Reporting Persons Warburg Pincus Partners, L.P. S.S. or I.R.S. Identification Nos. of Above Persons 13-4069737

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds N/A

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0†

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0†

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0†

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0% (see Item 5)

14	Type of Reporting Person PN

†         The information set forth in Items 4, 5 and 6 is incorporated herein by reference.

1	Name of Reporting Persons Warburg Pincus Partners GP LLC S.S. or I.R.S. Identification Nos. of Above Persons 47-1971658

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds N/A

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0†

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0†

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0†

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0% (see Item 5)

14	Type of Reporting Person OO

†         The information set forth in Items 4, 5 and 6 is incorporated herein by reference.

1	Name of Reporting Persons Warburg Pincus & Co. S.S. or I.R.S. Identification Nos. of Above Persons 13-6358475

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds N/A

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0†

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0†

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0†

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0% (see Item 5)

14	Type of Reporting Person PN

†         The information set forth in Items 4, 5 and 6 is incorporated herein by reference.

1	Name of Reporting Persons Warburg Pincus LLC S.S. or I.R.S. Identification Nos. of Above Persons 13-3536050

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds N/A

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0†

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0†

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0†

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0% (see Item 5)

14	Type of Reporting Person OO

†         The information set forth in Items 4, 5 and 6 is incorporated herein by reference.

1	Name of Reporting Persons Charles R. Kaye S.S. or I.R.S. Identification Nos. of Above Persons

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds N/A

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0†

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0†

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0†

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0% (see Item 5)

14	Type of Reporting Person IN

†         The information set forth in Items 4, 5 and 6 is incorporated herein by reference.

1	Name of Reporting Persons Joseph P. Landy S.S. or I.R.S. Identification Nos. of Above Persons

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds N/A

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0†

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0†

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0†

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0% (see Item 5)

14	Type of Reporting Person IN

†         The information set forth in Items 4, 5 and 6 is incorporated herein by reference.

This Amendment No. 8 (this “Amendment No. 8”) amends and supplements the Schedule 13D (the “Initial Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 15, 2010, as amended by Amendment No. 1, filed with the SEC on January 11, 2011, Amendment No. 2, filed with the SEC on September 19, 2011, Amendment No. 3, filed with the SEC on January 28, 2014, Amendment No. 4, filed with the SEC on January 30, 2014, Amendment No. 5, filed with the SEC on February 5, 2015, Amendment No. 6, filed with the SEC on February 9, 2015, and Amendment No. 7 (“Amendment No. 7”), filed with the SEC on March 18, 2015 (as amended, the “Statement”) and is being filed on behalf of Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (together, with Warburg Pincus X Partners, L.P., an affiliated Delaware limited partnership, “WP X”); Warburg Pincus X, L.P., a Delaware limited partnership (“WP X LP”) and the general partner of WP X;  Warburg Pincus X GP L.P., a Delaware limited partnership (“WP X GP”) and the general partner of WP X LP, WPP GP LLC, a Delaware limited liability company (“WPP GP”) and the general partner of WP X GP, Warburg Pincus Partners, L.P., a Delaware limited partnership (“WP Partners”) and the managing member of WPP GP, Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WPP GP LLC”) and the general partner of WP Partners, Warburg Pincus & Co., a New York general partnership (“WP”) and the managing member of WPP GP LLC, Warburg Pincus LLC, a New York limited liability company (“WP LLC”) that manages WP X, and Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of WP and Managing Member and Co-Chief Executive Officer of WP LLC, who may be deemed to control WP X, WP X LP, WP X GP, WPP GP, WP Partners, WPP GP LLC, WP and WP LLC (each of the foregoing, a “Warburg Pincus Reporting Person” and collectively, the “Warburg Pincus Reporting Persons”).  Information in respect of each Warburg Pincus Reporting Person is given solely by such Warburg Pincus Reporting Person and no Warburg Pincus Reporting Person has responsibility for the accuracy or completeness of information supplied by any other Warburg Pincus Reporting Person.

All capitalized terms used herein which are not defined herein have the meanings previously given to such terms in the Statement.

Item 4.  Purpose of Transaction

Item 4 is hereby amended by adding the following before the last paragraph of Item 4:

The transactions contemplated by the Underwriting Agreement, which is incorporated herein by reference, were consummated on March 20, 2015.

Item 5.  Interest in Securities of the Issuer

Item 5 is hereby amended by replacing it in its entirety with the following:

(a)           As of March 20, 2015, the Warburg Pincus Reporting Persons may no longer be deemed to beneficially own any shares of Common Stock of National Penn.

(b)           See Item 5(a) above.

(c)           Other than as described in this Amendment No. 8, the Warburg Pincus Reporting Persons have not effected any transactions in the Common Stock of National Penn since the filing of Amendment No. 7.  The additional language added to Item 4 by this Amendment No. 8 is incorporated herein by reference.

(d)           Not applicable.

(e)           On March 20, 2015, the Warburg Pincus Reporting Persons ceased to be beneficial owners of more than 5% of the issued and outstanding Common Stock of National Penn.  The reporting obligations of the Warburg Pincus Reporting Persons with respect to the Common Stock of National Penn pursuant to Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder are therefore terminated.

Item 6.  Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 is hereby amended to include the following:

The responses set forth in Item 4 of this Statement are hereby incorporated by reference in their entirety.

Item 7.  Material to be filed as Exhibits

Item 7 is hereby amended to include the following:

Exhibit 99.3

Underwriting Agreement, dated March 16, 2015, by and among National Penn Bancshares, Inc., Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P. and J.P. Morgan Securities LLC (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed by National Penn Bancshares, Inc. with the SEC on March 20, 2015).

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  March 20, 2015

WARBURG PINCUS PRIVATE EQUITY X, L.P.

By: Warburg Pincus X, L.P., its general partner
By: Warburg Pincus X GP L.P., its general partner
By: WPP GP LLC, its general partner
By: Warburg Pincus Partners, L.P., its managing member
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
	Name:	Robert B. Knauss
	Title:	Partner

WARBURG PINCUS X PARTNERS, L.P.

By: Warburg Pincus X, L.P., its general partner
By: Warburg Pincus X GP L.P., its general partner
By: WPP GP LLC, its general partner
By: Warburg Pincus Partners, L.P., its managing member
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
	Name:	Robert B. Knauss
	Title:	Partner

WARBURG PINCUS X, L.P.

By: Warburg Pincus X GP L.P., its general partner
By: WPP GP LLC, its general partner
By: Warburg Pincus Partners, L.P., its managing member
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
	Name:	Robert B. Knauss
	Title:	Partner

WARBURG PINCUS X GP L.P.

By: WPP GP LLC, its general partner
By: Warburg Pincus Partners, L.P., its managing member
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
	Name:	Robert B. Knauss
	Title:	Partner

WPP GP LLC

By: Warburg Pincus Partners, L.P., its managing member
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
	Name:	Robert B. Knauss
	Title:	Partner

WARBURG PINCUS PARTNERS, L.P.

By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
	Name:	Robert B. Knauss
	Title:	Partner

WARBURG PINCUS PARTNERS GP LLC

By: Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
	Name:	Robert B. Knauss
	Title:	Partner

WARBURG PINCUS & CO.

By:	/s/ Robert B. Knauss
	Name:	Robert B. Knauss
	Title:	Partner

WARBURG PINCUS LLC

By:	/s/ Robert B. Knauss
	Name:	Robert B. Knauss
	Title:	Managing Director

CHARLES R. KAYE

By:	/s/ Robert B. Knauss
Robert B. Knauss, Attorney-in-Fact*

JOSEPH P. LANDY

By:	/s/ Robert B. Knauss
Robert B. Knauss, Attorney-in-Fact*

*                 Power of Attorney given by each of Mr. Kaye and Mr. Landy was previously filed with the SEC on November 26, 2013, as an exhibit to a statement on Form 4 filed by Warburg Pincus Private Equity IX, L.P. with respect to Laredo Petroleum Holdings, Inc. (now known as Laredo Petroleum, Inc.) and is incorporated herein by reference.